Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 8,506,645.00	0.0001531	$ 1,302.37
Fees Previously Paid
	Total Transaction Valuation:	$ 8,506,645.00
	Total Fees Due for Filing:			$ 1,302.37
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 612.70
	Net Fee Due:			$ 689.67
Offering Note
[1]	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 556,353.434 shares of common stock, par value $0.001 per share, of Stellus Private Credit BDC at a price equal to $15.29 per share, which represents the Registrant's net asset value as of June 30, 2025. The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025, equals 0.00015310% of the value of the transaction.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-93645	03/04/2025		$ 76.03
Fee Offset Claims			Schedule TO	005-93645	06/20/2025		$ 536.67
Fee Offset Sources		Stellus Private Credit BDC	Schedule TO	005-93645		03/04/2025		$ 76.03
Fee Offset Sources		Stellus Private Credit BDC	Schedule TO	005-93645		06/20/2025		$ 536.67
Explanation of the basis for claimed offset:
[1]	The Registrant paid a filing fee of $459.20 in connection with the Registrant's Schedule TO-I filed on March 4, 2025, as amended on April 3, 2025 (File No. 005-93645), of which $76.03 remained unutilized and a filing fee of $536.67 in connection with the Registrant's Schedule TO-I filed on June 20, 2025, as amended on July 25, 2025 (File No. 005-93645), of which the total amount remained unutilized, the unutilized fees combined were used to partially offset the filing fee in relation to this filing.